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December 21, 2020

Fidelity Investment Trust

245 Summer Street

Boston, MA 02210

Re: Post-Effective Amendment No. 188 to the Registration Statement on Form N-1A

Ladies and Gentlemen:

We have acted as counsel to Fidelity Investment Trust, a Massachusetts business trust (the “Trust”) and its separate series Fidelity Canada Fund, Fidelity China Region Fund, Fidelity Diversified International Fund, Fidelity Diversified International K6 Fund, Fidelity Emerging Asia Fund, Fidelity Emerging Europe, Middle East, Africa (EMEA) Fund, Fidelity Emerging Markets Discovery Fund, Fidelity Emerging Markets Fund, Fidelity Enduring Opportunities Fund, Fidelity Europe Fund, Fidelity Flex International Fund, Fidelity Global Commodity Stock Fund, Fidelity Global Equity Income Fund, Fidelity Infrastructure Fund, Fidelity International Capital Appreciation Fund, Fidelity International Capital Appreciation K6 Fund, Fidelity International Discovery Fund, Fidelity International Discovery K6 Fund, Fidelity International Growth Fund, Fidelity International Small Cap Fund, Fidelity International Small Cap Opportunities Fund, Fidelity International Value Fund, Fidelity Japan Fund, Fidelity Japan Smaller Companies Fund, Fidelity Latin America Fund, Fidelity Nordic Fund, Fidelity Overseas Fund, Fidelity Pacific Basin Fund, Fidelity SAI International SMA Completion Fund, Fidelity Series Canada Fund, Fidelity Series Emerging Markets Fund, Fidelity Series Emerging Markets Opportunities Fund, Fidelity Series International Growth Fund, Fidelity Series International Small Cap Fund, Fidelity Series International Value Fund, Fidelity Series Overseas Fund, Fidelity Total Emerging Markets Fund, Fidelity Total International Equity Fund, and Fidelity Worldwide Fund (the “Funds”), in connection with Post-Effective Amendment No. 188 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with the opinions set forth herein, you have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things, copies of the following: the Amendment; the Amended and Restated Declaration of Trust of the Trust dated March 14, 2001, as amended; and the By-Laws of the Trust dated June 17, 2004 (the “By-Laws”).  In addition, we have reviewed and relied upon a Certificate issued by the Secretary of the Commonwealth of Massachusetts.  We have assumed that the By-Laws have been duly adopted by the Trustees.  We have also examined such documents and questions of law as we have concluded are necessary or appropriate for purposes of the opinions expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided have been duly adopted by the Funds’ Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of each Fund on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above.  Where documents are referred to in resolutions approved by the Board of Trustees, or in the Amendment, we have assumed such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

Based upon the foregoing, we are of the opinion that:

1.

the Trust has been duly formed and is validly existing as a business trust under the laws of the Commonwealth of Massachusetts; and

2.

the Shares registered under the Securities Act, when issued in accordance with the terms described in the Amendment, will be legally issued, fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the Commonwealth of Massachusetts and the federal securities laws of the United States.  We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction.  The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom.  The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.  We hereby consent to the use of this opinion as an exhibit to the Amendment.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

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